EXHIBIT 4.2

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT OR OTHER APPLICABLE EXEMPTION.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: US$220,000.00	Issue Date: December 10, 2020
Purchase Price: US$220,000.00

SENIOR SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, MAPTELLIGENT, INC., a Nevada corporation (hereinafter called the “Borrower”) (Trading Symbol: MAPT), hereby promises to pay to the order of AUCTUS FUND, LLC, a Delaware limited liability company, or registered assigns (the “Holder”) the sum of US$220,000.00 (the “Principal”) together with guaranteed interest (the “Interest”) on the Principal balance hereof in the amount of twelve percent (12%) (the “Interest Rate”) per calendar year from the date hereof (the “Issue Date”). All Principal and Interest owing hereunder, along with any and all other amounts, shall be due and owing on June 10, 2022 (the “Maturity Date”). A lump-sum interest payment for one year and six months shall be immediately due on the Issue Date and shall be added to the principal balance and payable on the Maturity Date or upon acceleration or by prepayment or otherwise, notwithstanding the number of days which the Principal is outstanding.  Notwithstanding the forgoing, the final payment of Principal and Interest shall be due on the Maturity Date. This Note may be prepaid in whole or in part as set forth herein. Any amount of Principal or Interest on this Note which is not paid when due shall bear interest at the rate of the lesser of (i) twenty-four percent (24%) per annum and (ii) the maximum amount permitted under law from the due date thereof until the same is paid (the “Default Interest”).  Default Interest shall commence accruing upon an Event of Default and shall be computed on the basis of a 360-day year and the actual number of days elapsed.  All payments due hereunder shall be made in lawful money of the United States of America.  All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date.  As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.  Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in that certain Securities Purchase Agreement dated the date hereof, pursuant to which this Note was originally issued (the “Purchase Agreement”).

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This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the holder thereof.

The following terms shall also apply to this Note:

ARTICLE I. CERTAIN COVENANTS

1.1 Distributions on Capital Stock. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (b) directly or indirectly or through any subsidiary make any other payment or distribution in respect of its capital stock except for distributions pursuant to any shareholders’ rights plan which is approved by a majority of the Borrower’s disinterested directors.

1.2 Restriction on Stock Repurchases. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Borrower or any warrants, rights or options to purchase or acquire any such shares.

1.3 [Intentionally Omitted]

1.4 Sale of Assets. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, sell, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of business. Any consent to the disposition of any assets shall be conditioned on a specified use of the proceeds towards the repayment of this Note.

1.5 Advances and Loans. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, lend money, give credit or make advances to any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries and affiliates of the Borrower, except loans, credits or advances (a) in existence or committed on the date hereof and which the Borrower has informed Holder in writing prior to the date hereof, (b) made in the ordinary course of business or (c) not in excess of $100,000.

1.6 Section 3(a)(9) or 3(a)(10) Transaction. So long as this Note is outstanding, the Borrower shall not enter into any transaction or arrangement structured in accordance with, based upon, or related or pursuant to, in whole or in part, either Section 3(a)(9) of the Securities Act (a “3(a)(9) Transaction”) or Section 3(a)(l0) of the Securities Act (a “3(a)(l0) Transaction”). In the event that the Borrower does enter into, or makes any issuance of Common Stock related to a 3(a)(9) Transaction or a 3(a)(l0) Transaction while this note is outstanding, a liquidated damages charge of 25% of the outstanding principal balance of this Note, but not less than Fifteen Thousand Dollars $15,000, will be assessed and will become immediately due and payable to the Holder at its election in the form of cash payment or addition to the balance of this Note.

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1.7 Preservation of Existence, etc. The Borrower shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries (other than dormant Subsidiaries that have no or minimum assets) to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

1.8 Non-circumvention. The Borrower hereby covenants and agrees that the Borrower will not, by amendment of its Certificate or Articles of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all the provisions of this Note and take all action as may be required to protect the rights of the Holder.

1.9 Repayment from Proceeds. While any portion of this Note is outstanding, if the Company receives cash proceeds from any source or series of related or unrelated sources, including but not limited to, from payments from customers, the issuance of equity or debt, the conversion of outstanding warrants of the Borrower, the issuance of securities pursuant to an equity line of credit of the Borrower or the sale of assets, the Borrower shall, within one (1) business day of Borrower’s receipt of such proceeds, inform the Holder of such receipt, following which the Holder shall have the right in its sole discretion to require the Borrower to immediately apply all or any portion of such proceeds to repay all or any portion of the outstanding amounts owed under this Note. Failure of the Borrower to comply with this provision shall constitute an Event of Default. In the event that such proceeds are received by the Holder prior to the Maturity Date, the required prepayment shall be of an amount in cash equal to the sum of: (w) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note plus (y) Default Interest, if any.

ARTICLE II. EVENTS OF DEFAULT

If any of the following events of default (each, an “Event of Default”) shall occur:

2.1 Failure to Pay Principal or Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise.

2.2 [Intentionally Omitted]

2.3 Failure to Deliver Transaction Expense Amount. The Borrower fails to deliver the Transaction Expense Amount (as defined in the Purchase Agreement) to the Holder within three (3) business days of the date such amount is due.

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2.4 Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note and any collateral documents including but not limited to the Purchase Agreement and such breach continues for a period of ten (10) days after written notice thereof to the Borrower from the Holder.

2.5 Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Purchase Agreement), shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement.

2.6 Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors or commence proceedings for its dissolution, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed for the Borrower or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment.

2.7 Judgments. Any money judgment, writ or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld.

2.8 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower, or the Borrower admits in writing its inability to pay its debts generally as they mature, or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable or the Borrower admits in writing its inability to pay its debts generally as they mature, or have filed against it an involuntary petition for bankruptcy relief, all under international, federal or state laws as applicable.

2.9 Delisting of Common Stock. The Borrower shall fail to maintain the listing of the Common Stock on at least one of the OTC Pink, OTCQB, Nasdaq National Market, Nasdaq Small Cap Market, New York Stock Exchange, NYSE MKT, or an equivalent replacement exchange

2.10 Failure to Comply with the Exchange Act. The Borrower shall fail to comply with the reporting requirements of the Exchange Act (including but not limited to becoming delinquent in its filings); and/or the Borrower shall cease to be subject to the reporting requirements of the Exchange Act.

2.11 Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

2.12 Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

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2.13 Maintenance of Assets. The failure by Borrower to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future), or any disposition or conveyance of any material asset of the Borrower.

2.14 Financial Statement Restatement. The restatement of any financial statements filed by the Borrower with the SEC for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statement, have constituted a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement.

2.15 Reverse Splits. The Borrower effectuates a reverse split of its Common Stock without twenty (20) days prior written notice to the Holder.

2.16 Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocably reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent to Borrower and the Borrower.

2.17 Cessation of Trading. Any cessation of trading of the Common Stock on at least one of the OTC Pink, OTCQB, Nasdaq National Market, Nasdaq Small Cap Market, New York Stock Exchange, NYSE MKT, or an equivalent replacement exchange, and such cessation of trading shall continue for a period of five consecutive (5) trading days.

2.18 Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the Other Agreements (as defined herein), after the passage of all applicable notice and cure or grace periods, shall, at the option of the Holder, be considered a default under this Note and the Other Agreements, in which event the Holder shall be entitled (but in no event required) to apply all rights and remedies of the Holder under the terms of this Note and the Other Agreements by reason of a default under said Other Agreement or hereunder. “Other Agreements” means, collectively, all agreements and instruments between, among or by: (1) the Borrower, and, or for the benefit of, (2) the Holder (and any affiliate of the Holder) or any other third party, including, without limitation, promissory notes; provided, however, the term “Other Agreements” shall not include the agreements and instruments defined as the Documents. Each of the loan transactions will be cross-defaulted with each other loan transaction and with all other existing and future debt of Borrower to the Holder.

2.19 Bid Price. The Borrower shall lose the “bid” price for its Common Stock ($0.0001 on the “Ask” with zero market makers on the “Bid” per Level 2) and/or a market (including the OTC Pink, OTCQB or an equivalent replacement exchange).

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2.20 OTC Markets Designation. OTC Markets changes the Borrower’s designation to ‘No Information’ (Stop Sign), ‘Caveat Emptor’ (Skull and Crossbones), or ‘OTC’, ‘Other OTC’ or ‘Grey Market’ (Exclamation Mark Sign).

2.21 Inside Information. Any attempt by the Borrower or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of, material non-public information concerning the Borrower, to the Holder or its successors and assigns, which is not immediately cured by Borrower’s filing of a Form 8-K pursuant to Regulation FD on that same date.

2.22 [Intentionally Omitted]

2.23 Delisting or Suspension of Trading of Common Stock. If, at any time on or after the Issue Date, the Borrower’s Common Stock (i) is suspended from trading, (ii) halted from trading, and/or (iii) fails to be quoted or listed (as applicable) on any level of the OTC Markets, any tier of the NASDAQ Stock Market, the New York Stock Exchange, or the NYSE American.

UPON THE OCCURRENCE OF ANY EVENT OF DEFAULT THE NOTE SHALL BECOME IMMEDIATELY AND AUTOMATICALLY DUE AND PAYABLE WITHOUT DEMAND, PRESENTMENT, OR NOTICE AND THE BORROWER SHALL PAY TO THE HOLDER, IN FULL SATISFACTION OF ITS OBLIGATIONS HEREUNDER, AN AMOUNT EQUAL TO: (A) the then outstanding principal amount of this Note plus (x) accrued and unpaid interest on the unpaid principal amount of this Note to the date of payment (the “Mandatory Prepayment Date”) plus (y) Default Interest, if any, on the amounts, (B) MULTIPLED BY ONE AND A HALF (1.5) (the “Default Sum”). Further, if a breach of Sections 2.9, 2.10 and/or 2.19 occurs or is continuing after the six (6) month anniversary of this Note, then the principal amount of the Note shall increase by Fifteen Thousand and No/100 United States Dollars ($15,000) (under Holder’s and Borrower’s expectation that any principal amount increase will tack back to the Issue Date).

If the Holder shall commence an action or proceeding to enforce any provisions of this Note, including, without limitation, engaging an attorney, then if the Holder prevails in such action, the Holder shall be reimbursed by the Borrower for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

ARTICLE III. MISCELLANEOUS

3.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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3.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, electronic mail, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by electronic mail or facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

Maptelligent, Inc.

2831 St. Rose Parkway

Suite #297

Henderson, NV 89052

Attn: Albert Koenigsberg

E-mail: albert.koenigsberg@maptelligent.com

If to the Holder:

Auctus Fund, LLC

545 Boylston Street, 2nd Floor

Boston, MA 02116

Attn: Lou Posner

Facsimile: (617) 209-6231

3.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument (and the other Notes issued pursuant to the Purchase Agreement) as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Neither the Borrower nor the Holder shall assign this Note or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding the foregoing, the Holder may assign its rights hereunder to any “accredited investor” (as defined in Rule 501(a) of the 1933 Act) in a private transaction from the Holder or to any of its “affiliates”, as that term is defined under the 1934 Act, without the consent of the Borrower. Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that following repayment of a portion of this Note, the unpaid principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

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3.5 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

3.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts located in the Commonwealth of Massachusetts or federal courts located in the Commonwealth of Massachusetts. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

3.7 Certain Amounts. Whenever pursuant to this Note the Borrower is required to pay an amount in excess of the outstanding principal amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest plus Default Interest on such interest, the Borrower and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty, the Borrower and the Holder hereby agree that such amount of stipulated damages is not plainly disproportionate to the possible loss to the Holder from the receipt of a cash payment.

3.8 Purchase Agreement. By its acceptance of this Note, each party agrees to be bound by the applicable terms of the Purchase Agreement.

3.9 Notice of Corporate Events. Except as otherwise provided below, the Holder of this Note shall have no rights as a Holder of Common Stock. The Borrower shall provide the Holder with prior notification of any meeting of the Borrower’s shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Borrower of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation, reclassification or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Borrower or any proposed liquidation, dissolution or winding up of the Borrower, the Borrower shall mail a notice to the Holder, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time. The Borrower shall make a public announcement of any event requiring notification to the Holder hereunder substantially simultaneously with the notification to the Holder in accordance with the terms of this Section 3.9 including, but not limited to, name changes, recapitalizations, etc. as soon as possible under law.

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3.10 Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable provision shall automatically be revised to equal the maximum rate of interest or other amount deemed interest permitted under applicable law. The Borrower covenants (to the extent that it may lawfully do so) that it will not seek to claim or take advantage of any law that would prohibit or forgive the Borrower from paying all or a portion of the principal or interest on this Note.

3.11 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required. No provision of this Note shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the form, herein prescribed.

3.12 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

3.13 Dispute Resolution. In the case of a dispute as to the determination of any prepayment amount or Default Amount, Default Sum, Closing or Maturity Date, the closing bid price, or fair market value (as the case may be) or the arithmetic calculation of the applicable prepayment amount(s) (as the case may be), the Borrower or the Holder shall submit the disputed determinations or arithmetic calculations via facsimile (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Borrower or the Holder or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Borrower are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation (as the case may be) being submitted to the Borrower or the Holder, then the Borrower shall, within two (2) Business Days, submit via facsimile (a) the disputed determination of the closing bid price, the or fair market value (as the case may be) to an independent, reputable investment bank selected by the Borrower and approved by the Holder or (b) the disputed arithmetic calculation of any prepayment amount or Default Amount, Default Sum to an independent, outside accountant selected by the Holder that is reasonably acceptable to the Borrower. The Borrower shall cause at its expense the investment bank or the accountant to perform the determinations or calculations and notify the Borrower and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation shall be binding upon all parties absent demonstrable error.

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3.14 Terms of Future Financings. So long as this Note is outstanding, upon any issuance by the Borrower or any of its subsidiaries of any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Holder in this Note, then the Borrower shall notify the Holder of such additional or more favorable term and such term, at Holder’s option, shall become a part of the transaction documents with the Holder. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing prepayment rate, interest rates, original issue discounts, stock sale price, private placement price per share, and warrant coverage.

3.15 [Intentionally Omitted]

3.16 [Intentionally Omitted]

[signature page follows]

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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer as of the date first above written.

MAPTELLIGENT, INC.

By:	//s// Albert Koenigsberg
Name:	Albert Koenigsberg
Title:	Chief Executive Officer

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